UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 18, 2015

Harsco Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (717) 763-7064

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Annual Incentive Plan

On February 18, 2015, the Management Development and Compensation Committee (the “Compensation Committee”) of the Board of Directors of Harsco Corporation (the “Company”) finalized the structure of the Company’s 2015 Annual Incentive Plan (the “2015 AIP”), in which each of the Company’s currently serving named executive officers as well as certain other executives and members of senior management are expected to participate. The 2015 AIP is expected to operate as the Company’s short-term annual incentive program for such named executive officers and, in general, will be governed by the terms and conditions of the Company’s 2013 Equity and Incentive Compensation Plan.

As approved by the Compensation Committee, payouts under the 2015 AIP to currently serving named executive officers will be guided by the relative achievement of the following performance goals:

AIP Participant Group	2015 Performance Goal(s)	Weighting
CEO & Corporate	Consolidated Business Unit Contribution(1)	100%
Business Unit Head	Consolidated Business Unit Contribution(1)	50%
	Segment Business Unit Contribution(1)	50%

(1)	Business Unit Contribution in each case is defined as operating income (excluding the effect of certain special items as determined by the Compensation Committee) less a cost of capital charge applied to the controllable net assets deployed by the particular business unit. For Corporate, Consolidated Business Unit Contribution will be determined by aggregating the Business Unit Contributions of each of the Company’s three business divisions and subtracting planned corporate expenses.

Final annual incentive payouts under the 2015 AIP will be subject in all cases to the negative discretion of the Compensation Committee, including reducing payouts to zero.

Participants will be able to earn up to 200% of their target award opportunities under the 2015 AIP based on actual achievement measured against the applicable performance goals. Target award opportunities (as a percentage of base salary) for the Company’s currently serving named executive officers are materially consistent with their target opportunities under the Company’s 2014 annual incentive plan, as previously disclosed in the Company’s definitive proxy statement for its 2014 annual meeting of stockholders. Any awards earned under the 2015 AIP will be paid in cash.

In addition, the 2015 AIP awards for the current executive officers of the Company will be initially funded based on a percentage of the Company’s net operating income for 2015, with final payouts guided by the performance metrics described above, which structure may allow the Company to maximize deductibility of such compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986 as amended.

2015 – 2017 Long-Term Incentive Plan

On February 18, 2015, the Compensation Committee also finalized the structure of the Company’s 2015-2017 Long-Term Incentive Plan (the “2015-2017 LTIP”), in which each of the Company’s currently serving named executive officers and certain other executives are expected to participate. The 2015-2017 LTIP is expected to operate as the Company’s long-term incentive program for such named executive officers and, in general, will be governed by the terms and conditions of the Company’s 2013 Equity and Incentive Compensation Plan.

As approved by the Compensation Committee, the value of the grants to currently serving named executive officers and certain other executives under the 2015-2017 LTIP will be comprised of approximately the following:

•	One-third time-based restricted stock units, which will “cliff” vest three years from the date of grant;

•	One-third time-based stock appreciation rights, which will vest ratably over a three-year period following the date of grant; and

•	One-third performance-based restricted stock units (“PSUs”), which will “cliff” vest at the end of a three-year performance period, subject to relative achievement of the performance criteria underlying the PSUs.

The Compensation Committee established the performance criteria underlying the PSUs as the Company’s relative total shareholder return, measured against the S&P Midcap 400, as of the end of the performance period. Participants will be able to earn up to 200% of the PSUs granted to them under the 2015-2017 LTIP based on actual achievement of the performance criteria.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date: February 24, 2015	/s/ A. Verona Dorch
A. Verona Dorch
Chief Legal Officer, Chief Compliance Officer and Corporate Secretary